Page 12 of 18 Pages

                                    EXHIBIT J

                               EXCHANGE AGREEMENT

            AGREEMENT, dated as of September 7, 2001, is entered into by and among, Headway Corporate Resources, Inc., a Delaware corporation (the "Corporation"), Banc of America Securities, LLC ("Banc of America"), GarMark Partners, L.P. ("GarMark"), Moore Global Investments, Ltd. ("Moore") and Remington Investment Strategies, L.P. ("Remington"; Banc of America, GarMark, Moore and Remington each being referred to as a "Stockholder" and collectively, as the "Stockholders").

                               W I T N E S S E T H

            WHEREAS, the Stockholders own all of the issued and outstanding shares of the Series F Convertible Preferred Stock of the Corporation (the "Series F Stock");

            WHEREAS,  in accordance  with Section 3(a) of the Limited Waiver and
Amendment, dated as of August 24, 2001 (the "Limited Waiver"), by and among the Corporation, State Street Bank and Trust Company, N.A. and the Stockholders, the Corporation has filed a Certificate of Designations, Preferences and Rights of Series G Convertible Preferred Stock (the "Series G Stock") of the Corporation (the "Series G Certificate of Designations") having terms and conditions substantially similar to the Certificate of Designations, Preferences and Rights of Series F Stock of the Corporation (the "Series F Certificate of Designations"); and

            WHEREAS, the Stockholders wish to exchange all of their shares of Series F Stock for shares of Series G Stock, on a one for one basis.

            NOW THEREFORE, the parties hereto agree as follows:

     Section 1.   The Exchange

            (a) Subject to the terms and conditions set forth in this Agreement and in reliance on the representations, warranties and covenants of the Corporation and the Stockholders herein contained, each Stockholder shall convey, transfer, assign and deliver to the Corporation all of its right, title and interest to all shares of Series F Stock held by such Stockholder. The number of shares of Series F Stock owned by each Stockholder on the date hereof and which shall be transferred to Headway are as follows: Banc of America, 83.33 shares; GarMark, 666.67 shares; Moore, 205 shares; and Remington, 45 shares. The Stockholders shall transfer all of the shares of Series F Stock free and clear of all claims, liens, security interests, charges, encumbrances, equities, adverse interests and restrictions of any kind (collectively, "Liens") . On the date hereof, each Stockholder shall deliver to the Corporation the certificate evidencing the shares of Series F Stock to be transferred to the Corporation by such Stockholder, duly endorsed in blank or accompanied by duly executed stock powers in blank.

            (b) On the date hereof, in exchange (the "Exchange") for the Series F Stock transferred by each Stockholder pursuant to Section 1(a), the Corporation shall deliver to each Stockholder the same number of shares of the Series G Stock.

            (c) For purposes of the Series G Certificate of Designations, it shall be deemed that (x) dividends shall have begun to accrue on the Series G Stock as of April 1, 2001 and (y) dividends were neither declared nor paid by the Corporation for the quarter ended June 30, 2001. Each of the Stockholders acknowledges that, after consummation of the Exchange, no dividends shall be due and payable on the Series F Stock.

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                                                             Page 13 of 18 Pages

            (d) Any Series F Stock Event of Default (as such term is defined in the Series F Certificate of Designations), other than a Series F Stock Event of Default waived pursuant to the Limited Waiver (as defined in the Series G Certificate of Designations), that occurred prior to the Original Issue Date (as defined in the Series G Certificate of Designations) shall be considered a Series G Stock Event of Default.

            (e) All references in the Securities Purchase Agreement, dated as of March 19, 1998, by and among the Corporation and the holders of the Series F Stock to the Series F Stock shall be deemed to be references to the Series G Stock, and any obligations thereunder with respect to the Series F Stock (or the holders thereof) shall be deemed to be references to the Series G Stock (or the holders thereof).

     Section 2.   Representations and Warranties of the Corporation

            The Corporation represents and warrants to each of the Stockholders as follows:

            (a) Power and Authority. The Corporation has all the requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement.

            (b) Authorization of Agreement. The execution and delivery of this Agreement and the performance of the Corporation hereunder has been duly authorized by all necessary action on the part of the Corporation.

            (c) No Conflict. The execution and delivery of this Agreement and the performance by the Corporation of the transactions contemplated hereby do not and will not (i) violate any provision of any law or any governmental (including any applicable stock exchange) rule or regulation applicable to the Corporation (except for the requirement to obtain shareholder approval for certain changes to the Conversion Price and an increase in the number of shares of Common Stock authorized for issuance, as set forth in the Series G Stock Certificate of Designations (the "Common Stockholder Approval")), the organizational documents of the Corporation, or any order, judgment or decree of any court or other agency of government (including any applicable stock exchange) binding on the Corporation, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, indenture, agreement or other instrument or document to which the Corporation is a party or by which the properties or assets of the Corporation are bound, (iii) result in or require the creation or imposition of any lien upon any of the properties or assets of the Corporation, or (iv) except as disclosed above, require any approval of stockholders or any approval or consent of any person under any contract of the Corporation.

            (d) Governmental Consents. The execution and delivery of this Agreement, the Series G Stock and the Series G Certificate of Designations by the Corporation and the performance by the Corporation of this Agreement and the transactions contemplated by this Agreement does not and will not require any registration with, consent or approval of, or notice to, with or by, any federal, state or other governmental authority or regulatory body (including any applicable stock exchange).

            (e) Binding Obligation. This Agreement is the legally valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and general principles of equity.

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                                                             Page 14 of 18 Pages

            (f) Accuracy of Recitals. The Recitals to this Agreement are true and correct in all respects on and as of the date hereof, and are incorporated hereby as if fully set forth herein.

            (g) Capitalization. As of the date hereof, the authorized capital stock of the Corporation consists of 20,000,000 shares of Common Stock, and 5,000,000 shares of preferred stock, $0.000l par value per share, of which 1,000 shares have been designated as Series F Stock and 1,000 shares have been designated as Series G Stock. Without giving effect to the transactions contemplated by this Agreement, the issued and outstanding capital stock of the Corporation consists of 10,914,627 shares of Common Stock and 1,000 shares of Series F Stock.

            (h) The Shares. The shares of Series G Stock, when and as issued pursuant to the terms of this Agreement, shall be duly authorized, validly issued, fully paid and nonassessable, and free and clear of any Liens.

            (i) Reserved Capital. The Corporation has duly reserved for issuance the shares of Common Stock issuable on conversion of the Series G Stock; provided, that there is insufficient authorized capital to permit the conversion of the Series G Stock in connection with the reduction of the Conversion Price pursuant to Section 6(b) of the Series G Certificate of Designations, and the changes in said Conversion Price and the increase in the authorized capital of the Corporation require approval of the holders of Common Stock of the Corporation, which approval has not been obtained as of the date hereof. When issued to the Stockholders, the Series G Stock will be duly and validly issued, fully paid and non-assessable, and will be free and clear of any Liens, and, except as set forth in this Agreement or the Series G Certificate of Designations, or as provided under applicable securities laws, will not be subject to any restriction on use, voting or transfer. Subject to the above proviso, the shares of Common Stock issuable to the Stockholders on conversion of the Series G Stock, when issued in accordance with the Series G Certificate of Designations, will be duly and validly issued, fully paid and non-assessable, and will be free and clear of any Liens, and except as set forth in this Agreement or the Series G Certificate of Designations, or as provided under applicable securities laws, will not be subject to any restriction on use, voting or transfer.

     Section 3.   Representations and Warranties of the Stockholders

            (a) Each Stockholder represents for itself to the Corporation that, (i) it is an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder (the "Securities Act"), or (ii) by reason of its business and financial experience, and the business and financial experience of those persons, if any, retained by it to advise it with respect to the Exchange, such Stockholder together with such advisers have such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risk of the prospective investment, and that the Exchange is for its own account or for one or more separate accounts maintained by it or for the account of one or more institutional investors on whose behalf the Stockholder has authority to make this representation for investment and not with a view to the distribution thereof or with any present intention of distributing or selling any of the Series G Stock except in compliance with the Securities Act and except to one or more such institutional investors, provided that the disposition of such Stockholder's or such investor's property shall at all times be within its control. Each Stockholder understands and agrees that the Exchange has not been registered under the Securities Act and the Series G Stock may be resold only if registered pursuant to the provisions thereunder or if an exemption from registration is available.

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                                                             Page 15 of 18 Pages

            (b) Each Stockholder represents for itself to the Corporation that it has full power and authority and has taken all action necessary to authorize it to enter into and perform it obligations under this Agreement. This Agreement is the legal, valid and binding obligation of each Stockholder, and is enforceable against each Stockholder in accordance with its terms.

            (c) Each Stockholder represents for itself to the Corporation that it is the sole beneficial and record owner of the shares of Series F Stock transferred by it pursuant to the terms of this Agreement, and owns such shares free and clear of all Liens.

     Section 4.   Restrictions on Transfer

            (a)   Restrictive  Legends.  Except as  otherwise  permitted by this
Section 4(a), each Series G Stock certificate (or Common Stock certificate issued on conversion thereof) issued pursuant to this Agreement shall be stamped or otherwise imprinted with a legend in substantially the following form:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO THE SECURITIES OR "BLUE SKY" LAWS OF ANY STATE, SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED, EXCEPT PURSUANT TO (i) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER SUCH ACT, (ii) RULE 144 OR RULE 144A UNDER SUCH ACT, OR (iii) ANY OTHER EXEMPTION FROM REGISTRATION UNDER SUCH ACT, PROVIDED THAT, IF REQUESTED BY THE CORPORATION, AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM AND SUBSTANCE IS FURNISHED TO THE CORPORATION THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.

            Whenever the legend requirement imposed by this Section 4(a) shall terminate, as hereinabove provided, the respective holders of Series G Stock for which such legend requirements have terminated shall be entitled to receive from the Corporation, at the Corporation's expense, new Series G Stock (or Common Stock) certificates, as applicable, without such legend.

            (b) Notice of the Proposed Transfer; Opinions of Counsel. Each holder of each Series G Stock certificate (or Common Stock certificate issued on conversion thereof) bearing the restrictive legend set forth in Section 4(a) (a "Restricted Security"), agrees that prior to any transfer or attempted transfer of such Restricted Security, to give to the Corporation (x) written notice describing the manner or circumstances of such transfer or proposed transfer, and (y) upon reasonable request by the Corporation to such transferring holder, an opinion of counsel, which is knowledgeable in securities law matters (including in-house counsel), in form and substance reasonably satisfactory to the Corporation, to the effect that the proposed transfer of such Restricted Security may be effected without registration of such Restricted Security under the Securities Act. If for any reason the Corporation (after having been furnished with the opinion required to be furnished pursuant to this Section 4(b)) shall fail to notify such holder within 2 days after such holder shall have delivered such opinion to the Corporation that, in its or its counsel's

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                                                             Page 16 of 18 Pages

opinion, the transfer may not be legally effective (the "Illegal Transfer Notice"), such holder shall thereupon be entitled to transfer the Restricted Security as proposed. If the holder of the Restricted Security delivers to the Corporation an opinion of counsel (including in-house counsel or regular counsel to such Purchaser or its investment adviser) in form and substance reasonably satisfactory to the Corporation that subsequent transfers of such Restricted Security will not require registration under the Securities Act, or if the
Corporation will promptly after such contemplated transfer deliver new certificates for such Restricted Security which do not bear the Securities Act legend set forth in Section 4(a). The restrictions imposed by this Section 4 upon the transferability of a Restricted Security shall cease and terminate (i) when such Restricted Security has been sold pursuant to an effective registration statement under the Securities Act, (ii) when such Restricted Security has been transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act, or (iii) upon the date which is two (2) years after the later of (A) the original issue date of the Restricted Security (taking into account any "tacking periods" allowed under the Act), and (B) the last date on which the Corporation or any affiliate of the Corporation was the owner of the Restricted Security (or any predecessor Restricted Security). The holder of any Restricted Security as to which such restrictions shall have terminated shall be entitled to receive from the Corporation a new security of the same type but not bearing the restrictive Securities Act legend set forth in Section 4(a) and not containing any other reference to the restrictions imposed by this Section 4. Notwithstanding any of the foregoing, no opinion of counsel will be required to be rendered pursuant to this Section 4(b) with respect to the transfer of any shares of Series G Stock on which the restrictive legend has been removed in accordance with this Section 4(b). As used in this Section 4(b), the term "transfer" encompasses any sale, transfer or other disposition of any shares of Series G Stock referred to herein.

            (c) The Common Stock issuable upon conversion of the Series G Stock shall be deemed to be registrable securities pursuant to that certain Registration Rights Agreement between the Corporation and the investors named therein, and the holders of the Series G Stock shall be included in the definition of "Holders", as defined therein.

     Section 5.   Common Stockholder Approval

                  The Corporation covenants and agrees to cause the Secretary of the Corporation (as the Holder's designee) to vote any shares of Common Stock for which the Secretary is granted a proxy pursuant to the Limited Waiver in favor of the Common Stockholder Approval.

     Section 6.   Miscellaneous

            (a) Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to its subject matter, merges and supersedes any prior or contemporaneous understandings with respect to its subject matter, and shall not be modified or terminated except by a written instrument executed by the Corporation and each of the Stockholders. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereunder shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party's right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.

            (b) Severability. If any provision of this Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected by such judgment, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.


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                                                             Page 17 of 18 Pages

            (c) Successors and Assigns. This Agreement shall inure to the benefit of, be binding on and be enforceable by, the parties and their successors and assigns.

            (d) Construction; Counterparts. The headings contained in this Agreement are for convenience only and shall in no way restrict or otherwise affect the construction of the provisions hereof. References in this Agreement to Sections are to the sections of this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

            (e) Governing Law. This Agreement shall be governed by the laws of the State of New York applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.



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                                                             Page 18 of 18 Pages

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                           HEADWAY CORPORATE RESOURCES, INC.

                                           By:
                                                ------------------------------
                                                Name:
                                                Title:


BANC OF AMERICA SECURITIES LLC             GARMARK PARTNERS, L.P.

By:
    ------------------------------         By:
     Name:                                      ------------------------------
     Title:                                     Name:
                                                Title:


MOORE GLOBAL INVESTMENTS, LTD.             REMINGTON INVESTMENT STRATEGIES, L.P.

By:  Moore Capital Management, Inc.        By:  Moore Capital Management, Inc.
     Its Investment Manager                     Its General Partner

By:
    ------------------------------         By:
     Name:  Stephen R. Nelson                   -------------------------------
     Title: Vice President                      Name:   Stephen R. Nelson
                                                Title:  Vice President